Exhibit 99.3

Armstrong World Industries Announces

$150 Million Authorization for

Share Repurchase

LANCASTER, Pa., July 29, 2016 — Armstrong World Industries, Inc. (NYSE:AWI) today announced that its Board of Directors has authorized a stock repurchase program under which the Company may repurchase up to $150 million of its outstanding common stock.

Repurchases under the program may be made through open market, block and privately-negotiated transactions, including Rule 10b5-1 plans, at times and in such amounts as management deems appropriate, subject to market and business conditions, regulatory requirements and other factors. The share repurchase program authorization extends through July 2018, but does not obligate the Company to repurchase any particular amount of common stock and may be suspended or discontinued at any time without notice. The Company had approximately 56 million shares of common stock outstanding as of June 30, 2016.

“The repurchase program announced today demonstrates the confidence of our Board of Directors and management team in the strength of our business, free cash flows, long-term strategy and prospects for growth,” said Vic Grizzle, President and Chief Executive Officer. “This program also reflects our commitment to returning value to shareholders and is an important component of a balanced capital allocation plan.”

AWI will discuss the share repurchase program on its live Internet broadcast earnings webcast beginning at 11:00 a.m. Eastern time today. This event will be broadcast live on the Company’s Web site. To access the call and accompanying slide presentation, go to www.armstrongceilings.com and click “Investors.”

Uncertainties Affecting Forward-Looking Statements

Disclosures in this release and in our other public documents and comments may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward-looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in the “Risk Factors” and “Management’s Discussion and Analysis” sections of our reports on Forms 10-K and 10-Q filed with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. We do not undertake or assume any obligation to update or revise any forward-looking statements beyond what is required under applicable securities law.

About Armstrong World Industries, Inc. and Additional Information

Armstrong World Industries, Inc. (NYSE:AWI) is a global leader in the design and manufacture of innovative commercial and residential ceiling, wall and suspension system solutions. With 3,800 employees and fiscal 2015 revenues from ceiling operations in excess of $1.2 billion, AWI operates from a global manufacturing network of 24 facilities, including 9 plants dedicated to its WAVE joint venture. On April 1, 2016, AWI completed the separation of its legacy flooring business that now operates as Armstrong Flooring Inc., an independent, publicly-traded company. For more information, visit www.armstrongceilings.com.